Exhibit (10)(b)(3)

                            SECOND AMENDMENT TO LEASE
                            -------------------------

            SECOND AMENDMENT TO LEASE ("Second Amendment") dated as of the 23rd day of April, 2003 between THE BEAR STEARNS COMPANIES, INC., a Delaware corporation having an office at 383 Madison Avenue, New York, New York 10179 ("Tenant") and FOREST CITY JAY STREET ASSOCIATES, L.P., a New York limited partnership having an office at One Metrotech Center North, 11th Floor, Brooklyn, New York 11201 ("Landlord").

                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, Landlord and Tenant entered into a lease dated as of November 1, 1991 (the "Lease"), demising the premises ("premises") described in the Lease, in the building ("Building") known as One Metrotech Center North, Brooklyn, New York;

            WHEREAS, the Lease was amended by letter agreement dated as of November 1, 1991 (the "1991 Letter Agreement");

            WHEREAS, the Lease was amended by letter agreement dated as of September 30, 1999 (the "1999 Letter Agreement");

            WHEREAS, the Lease was amended by First Amendment to Lease ("First Amendment") dated as of December 20, 1999;

            WHEREAS, the Lease was amended by letter agreement dated as of July 30, 2001 (the "2001 Letter Agreement");

            WHEREAS, except for the 1991 Letter Agreement, the 1999 Letter Agreement, the First Amendment and the 2001 Letter Agreement, the Lease has not previously been amended;

            WHEREAS, the space presently demised under the Lease consists of (i) the entire fourth (4th) through ninth (9th) floors of the Building and a portion of the third (3rd) floor of the Building, or 275,244 rentable square feet of Office Space in the aggregate, and (ii) the Below Grade Space (as described in the Lease) and the Messenger Center (as described in the Lease), consisting of 15,800 rentable square feet in the aggregate;

            WHEREAS, the Expiration Date of the Lease is June 30, 2004; and

            WHEREAS, Tenant desires to extend the Term for twenty (20) years, to and including June 30, 2024, and Landlord is willing to so extend the Term in accordance with the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the legal sufficiency and receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:

      1. General. From and after the date when the Effective Date (as hereinafter defined) shall have occurred, the "Lease" shall mean the Lease as modified by the 1991 Letter
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Agreement, the 1999 Letter Agreement, the First Amendment, the 2001 Letter
Agreement and this Second Amendment. All capitalized terms not defined in this Second Amendment shall have the meanings ascribed to them in the Lease.

      2. Effective Date. This Second Amendment shall be effective as of the date hereof (the "Effective Date").

      3. Extension of Term. As of the Effective Date, the Term is hereby extended to, and the Expiration Date (sometimes hereinafter referred to as the "Extension Term Expiration Date") shall hereinafter be, June 30, 2024. The twenty (20) year period from July 1, 2004 (the "Extension Term Commencement Date") through June 30, 2024 is sometimes hereinafter referred to as the ("Extension Term").

      4. Fixed Rent For Extension Term.

            (a) For the Extension Term, Tenant shall pay to Landlord Fixed Rent for the Office Space of Six Million Seven Hundred Forty-Three Thousand Four Hundred Seventy-Eight and 00/100 Dollars ($6,743,478.00) per annum, or Five Hundred Sixty-One Thousand Nine Hundred Fifty-Six and 50/100 Dollars ($561,956.50) per month.

            (b) For the Extension Term, Tenant shall pay to Landlord Fixed Rent for the Below Grade Space and the Messenger Center of Two Hundred Five Thousand Four Hundred and 00/100 Dollars ($205,400.00) per annum, or Seventeen Thousand One Hundred Sixteen and 67/100 Dollars ($17,116.67) per month.

      5. Abatement of Fixed Rent.

            (a) Fixed Rent for the Office Space shall be abated commencing May 1, 2003 and continuing through and including January 31, 2004. In no event shall the aggregate amount of such abatement exceed Four Million Five Hundred Forty-One Thousand Five Hundred Twenty-Six and 00/100 Dollars ($4,541,526.00).

            (b) Tenant and Landlord acknowledge that the provisions of Section
1.7 and 1.9 of the Lease shall be of no force and effect during the Extension Term and (if applicable) the Second Extension Term.

      6. Landlord Contribution to Tenant's Operating Expense Payment. Commencing July 1, 2004 and continuing for the balance of the Extension Term, Landlord shall contribute Two Hundred Seventy-Five Thousand Two Hundred Forty-Four and 00/100 Dollars ($275,244) per Operating Expense Year (prorated for any portion of an Operating Expense Year) to the payment of Tenant's Operating Expense Payment for such Operating Expense Year ("Landlord's Contribution"). For any Operating Expense Year or portion thereof within the Term, Landlord, at Landlord's election, shall either pay Landlord's Contribution allocable to such Operating Expense Year or portion thereof to Tenant or shall credit Landlord's Contribution allocable to such Operating Expense Year or portion thereof against the next subsequent payments due under Section 3.2(b) of the Lease with respect to such Operating Expense Year or portion thereof.

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      7. Assignment, Subletting and Mortgaging. Article 7 is hereby deleted from the Lease and the following is substituted in lieu thereof:

                                   ARTICLE 7

                      Assignment, Subletting and Mortgaging
                      -------------------------------------

                  7.1 (a) Tenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise (i) assign or otherwise transfer this Lease or any interest or estate herein, (ii) sublet the premises or any part thereof or allow the premises or any part thereof to be used or occupied by others in violation of Article 2, or (iii)) mortgage, pledge, encumber or otherwise hypothecate this Lease or the premises or any part thereof in any manner; without in each instance obtaining the prior written consent of Landlord (which consent shall not be unreasonably withheld, delayed or conditioned), except as otherwise provided in this Article 7. For purposes of this
            Article 7, (A) a transfer of control of Tenant or any subtenant at any one time or over a period of time through a series of transfers shall be deemed an assignment of this Lease or such sublease, as the case may be, and (B) a material modification, amendment or extension (but not a surrender, provided that Landlord shall have received notice of the surrender, accompanied by a copy of the proposed surrender agreement, prior to the effective date thereof) of a sublease requiring Landlord's consent hereunder shall be deemed a sublease requiring approval of the relevant provisions thereof in accordance with the terms of this Article 7, and (C) any Person or legal representative of Tenant to whom Tenant's interest under this Lease passes by operation of law or otherwise shall be bound by the provisions of this Article 7. For the purposes of this Section 7.1(a), "control" shall be deemed to mean either (1) ownership of more than fifty percent (50%) of the issued and outstanding capital stock of any corporate entity or more than fifty percent (50%) of the legal and equitable interest in any other business entity or (2) ownership of more than twenty-five percent (25%) of the issued and outstanding capital stock of any corporate entity or more than twenty-five percent (25%) of the legal and equitable interest in any other business entity and the possession of the power directly or indirectly to direct or cause the direction of management and policy of such corporation, partnership or other business entity, whether through the ownership of voting securities, by contract, common directors or officers, the contractual right to manage the business affairs of any such corporation, partnership or business entity or otherwise. For purposes of the foregoing sentence, stock ownership shall be determined in accordance with the principles set forth in
            Section 544 of the Internal Revenue Code of 1986, as amended, and the transfer of the stock of any corporate tenant or subtenant shall be deemed not to include the sale of such stock by persons or parties, through the "over-the-counter market" or through any recognized stock exchange, other than those deemed "insiders" within the meaning of the Securities Exchange Act of 1934, as amended.

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                        (b) Tenant shall have the right, upon prior notice to
            Landlord (or simultaneous notice to Landlord if prior notice is prohibited by applicable law or rules and regulations of applicable governmental authorities or regulatory agencies thereof or is otherwise reasonably impracticable), but without the consent of Landlord to assign this Lease (i) to a corporation or other entity into or with which Tenant is merged or consolidated or to an entity to which substantially all of Tenant's assets are transferred, or
            (ii) to a corporation or other entity arising, out of the reorganization of Tenant from (A) a partnership to a corporation the majority of shareholders of which were the partners of Tenant immediately prior to such reorganization or (B) a corporation to a partnership the majority of partners of which were the shareholders of Tenant immediately prior to such reorganization, or (iii) in connection with a transaction involving the sale, transfer or exchange of stock of any corporate tenant or the sale or transfer of all or any portion of the partnership interests in any partnership tenant (any corporation, partnership or entity which is the successor of Tenant following any of the transactions described in
            (i),(ii) or (iii) above, a "successor corporation or partnership"); provided, in each such case, such merger, consolidation, sale, transfer or exchange of stock or partnership interests or transfer of assets shall be for a valid business purpose and not principally for the purpose of transferring the leasehold estate created by this Lease and, provided, further, such surviving or acquiring corporation or entity shall use the premises in compliance with and assume the terms and provisions of, this Lease from and after the effective date of the assignment and shall have a net worth at least equal to or in excess of the Rental Factor, as hereinafter defined (each of the foregoing are hereinafter called a "Reorganization"). Notwithstanding the foregoing, if as a result of any transaction referred to in clause (iii) of this Section 7.1(b), there shall be no adverse change in Tenant's net worth, the surviving corporation or entity shall not be required to have a net worth equal to or in excess of the Rental Factor. In addition, Tenant shall have the right, upon ten (10) Business Days' prior notice to Landlord, but without Landlord's consent, to assign this Lease to an Affiliate of Tenant. The term "Affiliate" shall mean, with respect to Tenant, any Person who or which directly or indirectly controls, is controlled by or is under common control with Tenant and, with respect to Landlord, any Person who or which directly or indirectly controls, is controlled by or is under common control with Landlord. For purposes of this Section 7.1(b), the term "control" shall mean, with respect to any Person, the possession of the power directly or indirectly to direct or cause the direction of management and policy of such Person, whether through the ownership of voting securities, by contract, common directors or officers, the contractual right to manage the business affairs of any such Person or otherwise. The term "Rental Factor" shall mean an amount equal to the product of
            (A) the Fixed Rent and the Estimated Additional Rent (as hereinafter defined) reserved under this Lease for the remainder of the Term following the effective date of any of the transactions referred to in clauses (i), (ii) or (iii) of this Section 7.1(b), multiplied by
            (B) (1) ten (10) if such transaction shall occur during the period from the Effective Date of the Second Amendment to Lease to the date immediately prior to the Expiration Date of the initial Term of this Lease, (2) five

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            (5) if such transaction shall occur during the period from the
            Extension Term Commencement Date to the date immediately prior to the fifth (5th) anniversary of the Extension Term Commencement Date,
            (3) seven (7) if such transaction shall occur during the period from the fifth (5th) anniversary of the Extension Term Commencement Date to the date immediately prior to the seventh (7th) anniversary of the Extension Term Commencement Date, (4) ten (10) if such transaction shall occur during the period from the seventh (7th) anniversary of the Extension Term Commencement Date to the date immediately prior to the Extension Term Expiration Date, (5) five
            (5) if such transaction shall occur during the period from the Second Extension Term Commencement Date to the fifth (5th) anniversary of the Second Extension Term Commencement Date, (6) seven (7) if such transaction shall occur during the period from the fifth (5th) anniversary of the Second Extension Term Commencement Date to the date immediately prior to the seventh (7th) anniversary of the Second Extension Term Commencement Date, and (7) ten (10) if such transaction shall occur during the period from the seventh
            (7th) anniversary of the Second Extension Term Commencement Date to the Second Extension Term Expiration Date. Notwithstanding the foregoing, the Rental Factor shall in no event be less than an amount equal to the sum of (y) all Fixed Rent payable hereunder during the last five (5) years of the Term, and (z) the Estimated Additional Rent payable hereunder during the last five (5) years of the Term. As used herein, the term the "Estimated Additional Rent" shall mean all Additional Rent for the period in question, as estimated by increasing the actual Additional Rent for the most recent calendar year of the lease for which Additional Rent has been determined by three percent (3%) per annum, provided, however, if the Additional Rent for any portion of such period shall have been actually determined, then the Estimated Additional Rent shall mean the sum of (1) the actual Additional Rent for such portion of the period in question for which Additional Rent shall have been actually determined plus (2) the Additional Rent for the remaining portion of the period in question estimated as hereinbefore provided.

                        (c) Tenant shall have the right, upon ten (10) Business
            Days' prior notice to Landlord but without Landlord's consent, to sublease all or any portion of the premises to an Affiliate of Tenant (or to allow such Affiliate to occupy the same pursuant to an occupancy agreement) and to sublease up to 75,000 square feet of the premises in the aggregate to any Service Entities (or to allow such Service Entities to occupy the same pursuant to an occupancy agreement). For the purposes of this Lease, the term "Service Entities" shall mean Persons who (i) receive or provide clearing services from or to Tenant or its Affiliates in accordance with the rules and regulations for the provisions of such services promulgated by the New York Stock Exchange, the Securities and Exchange Commission and/or any other governmental regulatory agency, and their respective successors, or (ii) are engaged as a portion of their business in providing services to Tenant or its Affiliates in connection with the customary conduct of Tenant's or its Affiliates' business. If any Affiliate entity shall cease to be an Affiliate of Tenant, then such entity may continue to sublease or occupy any portion(s) of the premises it has subleased or occupied as an Affiliate of

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            Tenant, as the case may be, provided and upon condition that (A) if
            Landlord shall execute and deliver a Recognition Agreement to such entity, then, from and after the date such Recognition Agreement becomes effective following the termination of this Lease, the rent and other occupancy charges payable by such entity shall be at least equal to the Fixed Rent and the Additional Rent payable hereunder by Tenant (on a per square foot basis) with respect to such portion(s) of the premises, (B) the principal purpose of the transaction which results in such entity no longer being an Affiliate of Tenant shall not be the acquisition of such Affiliate's interest in its sublease or other occupancy agreement, and (C) the sublease shall comply with the provisions of this Article 7.

                  7.2 If this Lease shall be assigned, whether or not in
            violation of the provisions of this Lease, Landlord may collect rent from the assignee. If the premises or any part thereof are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord may, after the occurrence of an Event of Default (as hereinafter defined) by Tenant, collect the Rent from the subtenant or occupant. In either event, Landlord shall apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any provisions of Section 7.1, or the acceptance of the assignee, subtenant or occupant as tenant. Nothing contained herein shall be construed to relieve the Tenant named herein or any assignee or other successor in interest (whether immediate or remote) of the Tenant named herein from the full and prompt payment, performance and observance of the covenants, obligations and conditions to be paid, performed and observed by Tenant under this Lease. The consent by Landlord to a particular assignment, subletting or use or occupancy by others shall not in any way be considered as a consent by Landlord to any other or further assignment, or subletting or use or occupancy by others. Reference in this Lease to use or occupancy by others (that is, anyone other than Tenant) shall not be construed as limited to subtenants but shall also include licensees and others claiming under or through Tenant, immediately or remotely.

                  7.3 Any assignment or transfer (other than an assignment
            effected by operation of law) shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in recordable form and otherwise in form reasonably satisfactory to Landlord, whereby the assignee shall assume the obligations and performance of this Lease and agree to be bound by and upon all of the covenants, agreements, terms, provisions and conditions hereof on the part of Tenant to be performed or observed from and after the effective date of such assignment and whereby the assignee shall agree that the provisions of Section 7.1 hereof shall, notwithstanding such an assignment or transfer, continue to be binding upon it in the future. Notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of the Fixed Rent (or any other amounts required to be paid by Tenant pursuant to this Lease) by Landlord from an assignee or transferee or any other party, Tenant shall remain fully and primarily liable for the payment of the Fixed Rent and the

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            Additional Rent due and to become due under this Lease and for the performance of all of the covenants, agreements, terms, provisions and conditions of this Lease on the part of Tenant to be performed or observed.

                  7.4 If Tenant shall, at any time or from time to time, during the Term desire to assign this Lease or sublet all or part of the premises, other than with respect to an assignment or sublease permitted on prior notice but without the consent of Landlord pursuant to the provisions of Section 7.1(b) or Section 7.1(c) hereof, Tenant shall give notice thereof to Landlord (the "Marketing Notice"), which notice shall be accompanied by (a) in the case of a sublease of less than the entire premises, a floor plan clearly indicating the portion of the premises to be subleased and all means of ingress and egress to such portion of the premises to be subleased and to the remainder of the premises, and (b) a statement of all of the material economic terms and conditions (other than the identity of the proposed assignee or subtenant, if not yet known to Tenant) of the proposed assignment or subletting, including: the term of the proposed subletting and the proposed effective date thereof; fixed rent, all regularly scheduled items of additional rent, the base year for all escalations, any rental concession, and the amount of any tenant installation allowance in connection with the sublease; any work to be performed by Tenant to prepare the premises for occupancy by the proposed subtenant or assignee; any consideration to be paid for the acquisition of the premises by reason of such assignment or subletting, leasehold improvements, furniture, fixtures or equipment of Tenant; any takeover obligation; any brokerage commissions which will be payable; and any options to be granted to the proposed subtenant. Tenant shall also furnish to Landlord such additional information related to the proposed assignment or sublease as Landlord shall reasonably request and as shall then be available to Tenant, provided, however, Landlord shall be entitled to make only one (1) such request in connection with each proposed assignment or sublease and any such request shall be made within five (5) Business Days after Tenant's delivery of any Marketing Notice.

                  7.5 (a) Concurrently with the delivery of the Marketing Notice to Landlord, Tenant may (but shall not be obligated to) furnish to Landlord a notice (a "Tenant Notice") that (i) identifies the proposed assignee or subtenant, (ii) sets forth current financial information with respect to the proposed assignee or subtenant reasonably sufficient to enable Landlord to determine the financial responsibility of the proposed assignee or subtenant, (iii) identifies the material economic terms of the proposed transaction (if different than as set forth in the Marketing Notice), and (iv) requests Landlord's consent to the proposed assignment or sublease.

                        (b) (i) Subject to the terms of this Section 7.5(b), if
            Tenant shall deliver a Marketing Notice to Landlord, Landlord shall have the option (the "Recapture Sublease Option"), which may be exercised only by notice (the "Recapture Sublease Notice") given to Tenant within thirty (30) days after delivery of said Marketing Notice to Landlord, to require Tenant to enter into a sublease with Landlord or Landlord's designee (the "Recapture Sublease") of the

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            entire premises, in the case of a proposed assignment, or of the premises proposed to be sublet, in the case of a proposed sublease (the "Recapture Sublease Premises").

                              (ii) If Landlord shall receive a Marketing Notice,
                  and Landlord shall not have timely exercised the Recapture Sublease Option in accordance with Section 7.5(b)(i) above, or shall have advised Tenant that Landlord does not desire to exercise the Recapture Sublease Option, Landlord shall have no further right to require Tenant to enter into a Recapture Sublease with respect to the proposed assignment or proposed subletting set forth in said Marketing Notice, but Tenant shall have no right to assign this Lease or sublet all or any portion of the premises unless (x) Tenant shall have obtained Landlord's consent to the proposed assignment or subletting in accordance with the provisions of Section 7.5(b)(iv) below, and (y) Tenant shall have, at least twenty (20) days prior to the effective date of any proposed assignment or sublease, delivered to Landlord a Tenant Notice (if not previously provided), and (z) Tenant shall have, at least five (5) Business Days prior to the effective date of any proposed assignment or sublease, delivered to Landlord a true and correct copy of the proposed assignment or proposed sublease.

                              (iii) If Landlord shall receive a Marketing
                  Notice, and Landlord shall not have timely exercised the Recapture Sublease Option in accordance with Section 7.5(b)(i) above, or shall have advised Tenant that Landlord does not desire to exercise the Recapture Sublease Option, and Tenant shall thereafter deliver to Landlord a Tenant Notice (if the Marketing Notice was not accompanied by a Tenant Notice) with respect to a proposed assignment or subletting, and such Tenant Notice shall disclose (x) in the case of an assignment of this Lease, a reduction of more than ten percent (10%) of the consideration (if any) to be paid to Tenant by the assignee stated in the Marketing Notice, or (y) in the case of a subletting, a reduction in the economic terms of more than ten percent (10%) from those stated in the Marketing Notice, Landlord shall once again have a right to exercise the Recapture Sublease Option with respect thereto on the terms set forth in the Tenant Notice. For the purposes of this
                  Section 7.5(b)(iii), a reduction in the economic terms shall be calculated by determination of the effective rent, taking into account all of the economic factors referred to in clause
                  (b) of Section 7.4 above and any other factors referred to in the Marketing Notice and/or the Tenant Notice and materially affecting the determination of effective rent.

                              (iv) If the Marketing Notice was not accompanied
                  by a Tenant Notice and Landlord has not timely exercised the Recapture Sublease Option in accordance with Section 7.5(b)(i) above, Tenant may, within two hundred seventy (270) days after the earlier to occur of (x) the date that shall be the thirtieth (30th) day after delivery to Landlord of such Marketing Notice, and (y) the date that Landlord shall advise Tenant that

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                  Landlord does not desire to exercise the Recapture Sublease
                  Option, give Landlord a Tenant Notice with respect to the proposed assignment or subletting referred to in the Marketing Notice. Such Tenant Notice shall be given to Landlord at least thirty (30) prior to the effective date of the proposed assignment or sublease. Landlord shall notify Tenant of Landlord's approval or disapproval of such proposed assignment or subletting within fifteen (15) Business Days after delivery to Landlord of said Tenant Notice, or, if Landlord shall request any additional information in accordance with Section 7.4(f) above, within fifteen (15) Business Days after Tenant has delivered the requested information to Landlord. If Landlord fails to approve or disapprove such proposed assignment or subletting within said fifteen (15) Business Day period, Landlord shall be deemed to have consented to the proposed assignment or subletting pursuant to the Tenant Notice. Landlord's approval or disapproval of a proposed assignment or subletting shall be based upon the criteria set forth in Section 7.6 hereof. Any election (or deemed election) by Landlord not to exercise the Recapture Sublease Option in connection with the proposed transaction identified in a Marketing Notice shall not in any way be deemed to be or considered as an election by Landlord not to exercise the Recapture Sublease Option with respect to any other or further assignment of this Lease or subletting of the premises.

                              (v) If Landlord shall exercise the Recapture
                  Sublease Option, the Recapture Sublease shall be subject to all of the following terms, provisions and conditions (for purposes of this Article 7.5(b)(v), Landlord is referred to as the "Recapture Subtenant"):

                                    (A) the rent payable by the Recapture
            Subtenant to Tenant under the Recapture Sublease shall be equal to the rent set forth in the Marketing Notice, and the Recapture Sublease shall be upon such other terms and conditions as are contained in the Marketing Notice, except those that are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section 7.5(b)(v);

                                    (B) the term of the Recapture Sublease shall
            be for the same term as that set forth in the Marketing Notice;

                                    (C) the Recapture Sublease shall be
            expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease, except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section 7.5(b)(v);

                                    (D) the Recapture Sublease shall give the
            Recapture Subtenant the further rights to assign the Recapture Sublease Premises and/or to sublet the Recapture Sublease Premises or any part or parts thereof and to make alterations and improvements in the Recapture Sublease Premises (provided only that:
            (1) the same shall be limited to general office use, except to

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            the extent that the Recapture Sublease premises includes Below Grade
            Space, (2) the same shall not preclude or unreasonably interfere with the use of the remainder of Tenant's premises for general office use, (3) Tenant shall have no obligation to remove such alterations and improvements, or to restore the Recapture Sublease Premises in connection therewith, at the expiration of the Term, and
            (4) the Recapture Subtenant shall indemnify Tenant and hold Tenant harmless from and against any and all cost, expense, damage, liability or claims attributable to such alterations or improvements);

                                    (E) the Recapture Sublease shall also
            provide that: (1) the parties to the Recapture Sublease expressly negate any intention that any estate created under the Recapture Sublease be merged with any other estate held by either of said parties, (2) any further assignment or subletting by Landlord or Landlord's designee (as the Recapture Subtenant) may be only for a use permitted under this Lease, (3) Tenant shall provide and permit reasonably appropriate means of ingress to and egress from the Recapture Sublease Premises (including with respect to such core bathrooms or elevator lobbies on the same floor of the Building as the Recapture Sublease Premises as may be located in the remaining portion of Tenant's premises), (4) Tenant shall be responsible for the cost of constructing any necessary demising walls and complying with any and all Legal Requirements pertaining thereto, including the construction of such corridors as are necessary to satisfy said Legal Requirements, (5) the Recapture Subtenant shall have the right to install signs and directional indicators in or about such corridors indicating the name and location of the Recapture Subtenant or other occupant of the Recapture Sublease Premises, and
            (6) from and after the date that the Recapture Sublease shall become effective, Tenant shall have no liability to Landlord with respect to the Recapture Sublease Premises for any defaults under this Lease caused by the act or failure to act of the Recapture Subtenant under the Recapture Sublease, and said Recapture Subtenant shall indemnify and hold Tenant harmless from and against all claims, liability, costs and expenses (including reasonable attorney fees and disbursements) arising from any such act or failure to act, and Tenant shall have no further obligations under this Lease (with respect to the Recapture Sublease Premises only), except for Tenant's obligation to pay the Fixed Rent and any Additional Rent payable by Tenant pursuant to Article 3 of this Lease that is allocable to the Recapture Sublease Premises (provided that Tenant shall be entitled to set off against such obligation the amount of any rent which the Recapture Subtenant shall fail to pay to Tenant when due under said Recapture Sublease).

                        (c) If Landlord shall fail to respond to a Tenant Notice
            within the periods provided above and Landlord shall be deemed to have consented to the proposed assignment or sublease, as the case may be, Landlord shall, upon Tenant's request, execute and deliver to Tenant, a statement prepared by Tenant and in form reasonably acceptable to Landlord confirming such deemed consent within ten
            (10) days of the submission of such statement to Landlord. If Landlord shall have or shall be deemed to have consented to such assignment or subletting as provided herein, Tenant shall be free to assign this Lease to such proposed assignee or sublet the premises or the portion thereof which is the subject of such sublease to such proposed subtenant on the same material terms and conditions set forth in the Tenant Statement or the Tenant Notice, as the case may be, subject to the terms and conditions of this Lease. Tenant acknowledges and agrees that Landlord's approval (or deemed approval) of any assignment or sublease in accordance with the terms of this Article 7 shall not constitute Landlord's approval of any of the specific terms of such assignment or sublease, as the case may be, and Tenant shall cause any such assignment or sublease to comply with the terms and provisions of this Lease in all respects.

                        (d) If Tenant shall (i) fail to give Landlord a Tenant
            Notice within the 270-day period referred to in Section 7.5(b)(iv), or (ii) fail to execute and deliver an assignment or sublease in accordance with a Tenant Notice which has been consented or deemed consented to by Landlord within two hundred seventy (270) days after the date of Landlord's consent or deemed consent thereto, than any election or deemed election or consent or deemed consent of Landlord with respect to such proposed assignment or sublease shall be withdrawn and of no further force and effect and any assignment or sublease thereafter entered into must again comply with the terms of this Article 7.

                  7.6 In the event Landlord does not exercise the Recapture
            Sublease Option in accordance with Section 7.5(b)(i) above, and provided that as of the date of Landlord's consent and as of the effective date of the proposed assignment or the commencement date of the proposed sublease, no Event of Default shall have occurred and be continuing, Landlord's consent to the proposed assignment or sublease shall not be withheld, provided, however, that:

                        (a) in Landlord's reasonable judgment (i) the proposed
            assignee or subtenant is engaged in a business or activity, and the premises, or the relevant part thereof, will be used in a manner, which is in keeping with the then standards of the Building, and
            (ii) with respect to a proposed assignment, the proposed assignee has a sufficient net worth to perform the remaining obligations of Tenant under this Lease;

                        (b) the form of the proposed sublease or assignment
            shall be in compliance with the applicable provisions of this Lease and which sublease shall otherwise be subject and subordinate to this Lease in all respects;

                        (c) there shall not be more than (i) five (5) subtenants
            or occupants (other than Tenant or any Affiliate of Tenant), or ten
            (10) Service Entities, occupying space on one floor of the premises, or (ii) more than two (2) occupants (including Tenant, any Affiliates of Tenant and any Service Entities) in Unit A or Unit C, provided, that any space to be used by a second occupant in either Unit A or Unit C shall not have a separate entrance to a common corridor on the 3rd floor and shall not be separately demised; and

                        (d) Tenant shall not publicly list with any broker or
            advertise (including any "flyers" or "set-ups") the space for a rental in the case of a sublease, for an amount less than the rental rate at which Landlord is then offering to lease comparable space in the Building (the "Prevailing Rate") or at a rental rate at which any Affiliate of Landlord which is an owner of any other building in the Project is offering to lease comparable space in the Project;

                        (e) the term of any sublease shall expire no later than
            the day preceding the Expiration Date;

                        (f) in the case of a subletting which includes less than
            entire floor(s), all costs incurred with respect to providing reasonably appropriate means of ingress and egress from the sublet space shall, subject to the provisions of Article 15 with respect to Tenant Changes, be borne by Tenant;

                        (g) Intentionally omitted;

                        (h) the proposed assignee or subtenant shall not be a
            Protected Occupant (as hereinafter defined). Within fifteen (15) days after receipt of either a Marketing Notice or a Tenant Notice, together with a specific request therefor, Landlord shall provide Tenant with a list of Protected Occupants. Tenant shall not contact or negotiate with any of the Protected Occupants (or cause any of the Protected Occupants to be contacted or negotiated with) in the six (6) month period following Tenant's receipt of the list of Protected Occupants, provided, however, such six (6) month period shall be extended for an additional six (6) months with respect to those Protected Occupants to whom Landlord (or any Affiliate of Landlord which is an owner of a building in the Project) shall have submitted a written proposed lease, sublease or occupancy agreement and that negotiations with respect to such proposed lease, sublease or occupancy agreement are continuing in the good faith judgment of Landlord. As used in this Section 7.6(h), the term "Protected Occupant" shall mean any tenant, subtenant, assignee or occupant of space in the Building or the Project with whom Landlord (or any Affiliate of Landlord which is an owner of a building in the Project) is or has been negotiating. As used in this Section 7.6(h) and Section 7.6(i) below, the terms "negotiating" or "negotiations" shall mean that Landlord or such Affiliate of Landlord which is an owner of a building in the Project shall have submitted or received a written proposal to such Person for the leasing of space in the Building or the Project, as applicable and, in the good faith determination of Landlord, negotiations with respect to such proposal are continuing;

                        (i) the proposed assignee or subtenant shall not be a
            Person with whom Landlord or any Affiliate of Landlord which is an owner of a building in the Project is then negotiating or has had negotiations for the lease of space in the Building or the Project during the preceding six (6) month period unless (i) such negotiations with such proposed assignee or subtenant are abandoned (i.e., either Landlord or such proposed assignee or subtenant shall have ceased to engage in such negotiations for at least two (2) months with no intent of resuming such negotiations) or terminated prior to the date on which Tenant and such proposed assignee or subtenant (or their respective agents, brokers or representatives) engage in any discussions with respect to the proposed assignment or subletting, or (ii) such proposed sublease or assignment is with respect to non-comparable space (as hereinafter defined). Landlord shall notify Tenant whether or not such proposed assignee or subtenant is a Person with whom Landlord or any Affiliate of Landlord which is an owner of a building in the Project is or has been negotiating during the preceding six (6) month period within five (5) Business Days after receipt of a notice from Tenant identifying the proposed assignee or subtenant, together with a specific request therefor. As used in this Section 7.6(i), the term "non-comparable space" shall mean space which contains more than one hundred twenty (120%) percent of the number of rentable square feet in the space with respect to which Landlord or any Affiliate of Landlord is negotiating;

                        (j) Tenant shall not enter into any sublease for less
            than five thousand (5,000) rentable square feet of the premises;

                        (k) The character of the business to be conducted or the
            proposed use of the premises by the proposed assignee or subtenant shall not in Landlord's reasonable opinion, (i) materially increase Building Operating Expenses; (ii) materially increase the burden on existing cleaning or other Building services or elevators over the burden prior to such proposed subletting or assignment unless Tenant shall agree to pay to Landlord any such increased costs; or (iii) violate any provisions or restrictions contained in Article 2 or elsewhere herein relating to the use or occupancy of the premises; and

                        (l) Tenant shall not assign its rights with respect to
            the Messenger Center except in connection with a permitted assignment of this Lease or a permitted sublease of all or any portion of the premises, provided, however, Tenant may sublease the Messenger Center or allow the same to be used by an Affiliate of Tenant or any Service Entity for uses ancillary to their respective uses of the Office Space without the prior written consent of Landlord.

            Landlord's consent to any assignment or sublease shall be set forth in an instrument prepared by Landlord in form reasonably satisfactory to Landlord, provided however, that Landlord's consent shall be consistent with the terms and provisions of this Lease and shall not impose any additional requirements or obligations which materially and adversely affect Tenant, any such assignee or subtenant, or which materially and adversely diminish Tenant's rights under this Lease or subtenant's rights under the sublease; in the case of any assignment, such instrument shall include an assumption by the proposed assignee of the obligations of Tenant hereunder arising from and after the date of such assignment. Landlord's consent shall not be effective until such instrument is executed and delivered by Landlord, Tenant and the proposed assignee or subtenant.

                  7.7 Any sublease permitted without the consent of Landlord pursuant to the provisions of Section 7.1(b) or Section 7.1(c) shall provide that it shall not be assigned and that the premises demised thereunder shall not be further sublet except in accordance with the provisions of this
            Article 7. Any sublease other than a sublease permitted without the consent of Landlord pursuant to the provisions of Section 7.1(b) or
            Section 7.1(c) shall provide that it shall not be assigned and that the premises demised thereunder shall not be further sublet without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed subject to the terms of this Article 7, and shall also contain provisions substantially the same as those contained in Sections 12.1, 40.4 and 40.10(a) and, if Tenant shall allow such subtenant to use or install the Antenna (as hereinafter defined), 38.3. Except as otherwise expressly set forth herein, if any such sublease or sub-sublease is assigned or further sublet without the consent of Landlord in each instance obtained or without compliance with the provisions of this
            Article 7, Tenant shall immediately terminate such sublease or arrange for the termination thereof, and proceed expeditiously to have the occupant thereunder dispossessed. Landlord's consent to any sublease or assignment shall not be deemed or construed to modify, amend or affect the terms and provisions of this Lease, or Tenant's obligations hereunder, which shall continue to apply to the occupants thereof, as if the sublease or assignment had not been made.

                  7.8 Intentionally omitted.

                  7.9 Tenant hereby indemnifies and holds harmless Landlord
            against any cost, liability or claim asserted against Landlord or any Landlord Party for any brokerage commission, finder's fee, consultant's fee or other compensation with respect to any assignment or sublease or proposed assignment or sublease or other occupancy agreement (except if Landlord shall exercise the Recapture Sublease Option and thereafter enter into an assignment of the Recapture Sublease or enter into a sub-sublease with such proposed assignee or subtenant procured by such broker, finder or consultant); provided, however, (a) if it shall be finally determined by a court of competent jurisdiction that Landlord or any Landlord Party is liable for such brokerage commission, finder's fee, consultant's fee or other compensation based upon a written or oral agreement between such broker, finder or consultant, as the case may be, and Landlord or any Landlord Party, as the case may be, then Landlord shall reimburse Tenant for, and hold Tenant harmless against, such loss, cost, liability or claim, including reasonable attorneys' fees and disbursements incurred by Tenant in the investigation or defense of such claim, action or proceeding, and
            (b) if Landlord or any Landlord Party pays any sum to a party asserting or prosecuting such a claim, action or proceeding in connection with a settlement or compromise thereof releasing Landlord or such Landlord Party from liability therefor (a "Settlement Payment"), then Tenant shall not be responsible for reimbursing Landlord or such Landlord Party for such Settlement Payment pursuant to this Section 7.9 unless Tenant shall have previously approved such settlement payment in writing, such approval not to be unreasonably withheld, conditioned or delayed. If this Lease is assigned, the assignor and all its predecessors as tenant hereunder (collectively, the "predecessor tenants") shall be and remain fully liable for the due performance and observance of all of the terms and conditions of this Lease to be performed by Tenant throughout the Term and no amendment of this Lease or waiver of, or consent to departure from, any of the terms and conditions of this Lease shall constitute a novation or otherwise release any of the predecessor tenants, provided, however, if any such subsequent amendment made without any such predecessor tenant's consent shall increase the obligations of Tenant hereunder, such predecessor tenant, including, without limitation, Tenant named herein, shall not be liable with respect to such incremental increase. Tenant shall pay to Landlord, promptly upon demand therefor, all reasonable out-of-pocket costs (including, without limitation, reasonable attorneys' fees and disbursements incurred by Landlord in connection with any assignment of this Lease or sublease of the premises, if Landlord's consent is requested or required therefor).

                  7.10 The joint and several liability of Tenant and any
            immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant's part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, extending the time, or modifying any of the obligations, of this Lease, or by any waiver or failure of Landlord or any grantee or assignee of Landlord by way of mortgage or otherwise, to enforce any of the obligations of this Lease.

                  7.11 The listing of any name other than that of Tenant,
            whether on the door of the premises or the Building directory, if any, or otherwise, shall not operate to vest any right or interest in this Lease or in the premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the premises or to the use or occupancy thereof by others. Notwithstanding the foregoing, Landlord shall list the name of Tenant and the names of permitted subtenants, assignees and occupants of the premises on such Building directory, but only to the extent that the listings requested by Tenant shall not exceed Tenant's pro rata share of the available Building directory (unless such directory shall be electronic or computerized, in which case said pro rata share limitation shall not apply).

                  7.12 If requested by any subtenant, Landlord shall execute and deliver an agreement (a "Recognition Agreement") in recordable form to the effect that, if this Lease shall terminate or be terminated for any reason, Landlord will recognize such subtenant as a direct tenant of Landlord on the same terms and conditions as are contained in its sublease, provided that (a) no event of default shall have occurred under such sublease beyond any applicable grace period, (b) such sublease complies with the terms of this Lease in all respects,
            (c) such sublease is for at least 35,000 rentable square feet of Office Space, (d) such sublease does not, in Landlord's reasonable judgment, materially increase Landlord's obligations above those set forth herein, materially diminish Landlord's rights hereunder or, from and after the date such Recognition Agreement becomes effective following the termination of this Lease, provide for rent or other monetary obligations to Landlord which are less than those provided herein, (e) such subtenant shall have a net worth, at the time such request is made by Tenant, at least equal to or in excess of the Sublease Rental Factor (as hereinafter defined), (f) Landlord may, at its option, and at Landlord's sole cost and expense, relocate such subtenant to a comparable portion of the Building if such portion of the Building shall be constructed (or if Landlord shall agree to construct same, at its expense) in a manner substantially similar to the space from which subtenant shall be relocated, and
            (g) such agreement shall provide that Landlord shall not be (i) liable for any accrued obligation of Tenant or for any act, omission or default of Tenant, (ii) subject to any offsets, claims or defenses which such subtenant might have against Tenant, or (iii) bound by any rent or additional rent which such subtenant might have paid to Tenant. As used herein, the term "Sublease Rental Factor" shall mean an amount determined as follows:

                              (i) with respect to a sublease containing all or a
                  portion of the Office Space

                                    (A)   the product of

                                          (1)   the Rent reserved under this
                                                Lease for the Office Space for
                                                the term of the sublease,
                                                multiplied by

                                          (2)   (z) ten (10) if such sublease
                                                shall occur during the period
                                                from the Effective Date of the
                                                Second Amendment to Lease to the
                                                date immediately prior to the
                                                Expiration Date of the initial
                                                Term of this Lease, (y) five (5)
                                                if such sublease shall occur
                                                during the period from the
                                                Extension Term Commencement Date
                                                to the date immediately prior to
                                                the fifth (5th) anniversary of
                                                the Extension Term Commencement
                                                Date, (x) seven (7) if such
                                                sublease shall occur during the
                                                period from the fifth (5th)
                                                anniversary of the Extension
                                                Term Commencement Date to the
                                                date immediately prior the
                                                seventh (7th) anniversary of the
                                                Extension Term Commencement
                                                Date, (w) ten (10) if such
                                                sublease shall occur during the
                                                period from the seventh (7th)
                                                anniversary of the Extension
                                                Term Commencement Date to the
                                                date immediately prior to the
                                                Extension Term Expiration Date,

                                                (v) five (5) if such sublease
                                                shall occur during the period
                                                from the Second Extension Term
                                                Commencement Date to the date
                                                immediately prior to the fifth
                                                (5th) anniversary of the Second
                                                Extension Term Commencement
                                                Date, (u) seven (7) if such
                                                sublease shall occur during the
                                                period from the fifth (5th)
                                                anniversary of the Second
                                                Extension Term Commencement Date
                                                to the date immediately prior to
                                                the seventh (7th) anniversary of
                                                the Second Extension Term
                                                Commencement Date, and (t) ten
                                                (10) if such sublease shall
                                                occur during the period from the
                                                seventh (7th) anniversary of the
                                                Second Extension Term
                                                Commencement Date to the Second
                                                Extension Term Expiration Date
                                                (each of the foregoing, the
                                                "Factor"),

                                    (B) multiplied by a fraction, the numerator
                  of which is the number of rentable square feet contained in the Office Space demised under the sublease and the denominator of which is 275,244, and

                              (ii) with respect to a sublease containing all or
                  a portion of the Messenger Center or the Below Grade Space

                                    (A)   the product of

                                          (1)   the Rent reserved under this
                                                Lease for the Messenger Center
                                                and the Below Grade Space for
                                                the term of the sublease,
                                                multiplied by

                                          (2)   the appropriate Factor pursuant
                                                to the terms of clause 1 of this
                                                Section 7.12(i)(A),

                                    (B) multiplied by a fraction, the numerator
                  of which is the number of rentable square feet contained in the Messenger Center and the Below Grade Space demised under the sublease and the denominator of which is 15,800.

                  7.13 Landlord shall afford reasonable, good faith cooperation to Tenant in connection with Tenant's efforts, in connection with a proposed assignment or sublease which Landlord has consented in accordance with the provisions of this Article 7 or which is permitted pursuant to the provisions of Section 7.1(b) or 7.1(c), to secure the maximum amount of governmental benefits under any as-of-right or discretionary incentive programs that may be available to the proposed assignee or subtenant, provided, that Landlord shall not be required to incur any expense or subject itself to potential liability thereby. Without limiting anything contained in the preceding sentence, Landlord's reasonable, good faith cooperation shall extend to the execution of applications and other documents which have been prepared by Tenant and which are necessary in Tenant's reasonable judgment in order for Tenant to secure such governmental benefits.

      8. Name of Building. The first sentence of Section 10.6 is hereby deleted and the following is substituted in lieu thereof:

            For so long as the BUG Lease is in effect, Landlord shall not change the name of the Building from The Brooklyn Union Gas Company Building other than to conform to a change in the name of The Brooklyn Union Gas Company or to any assignee or subtenant thereof as provided in the BUG Lease or change the address of the Building at any time unless required by Legal Requirements without the prior consent of Tenant.

      9. Signage. (a) The words "at least 200,000 rentable square feet of the Office Space" are hereby deleted from the first sentence of Section 10.8(c) and the words "at least 100,000 rentable square feet of the Office Space" are substituted in lieu thereof.

            (b) Notwithstanding anything to the contrary in Section 10.8, if and when the BUG Lease is no longer in effect, then any tenant which (a) occupies all or any part of the space presently occupied by the tenant under the BUG Lease, and (b) occupies more space than Tenant and its Affiliates, may, at Landlord's election, be given the signage rights presently enjoyed by the tenant under the BUG Lease.

      10. Alterations. (a) Section 15.7(a) is hereby deleted from the Lease.

            (b) The second sentence of Section 15.9 of the Lease is hereby deleted and the following is substituted in lieu thereof:

            In addition, if any tenant or occupant of all or any part of the premises other than The Bear Stearns Companies Inc. (or any successor corporation or partnership thereto), its Affiliates and the Service Entities shall perform any Tenant Changes (other than painting, carpeting, wall covering and similar minor decorative changes) such tenant or occupant shall be required to pay Landlord's reasonable, actual, third party costs (if any) of supervision of such Tenant Changes, which costs shall be paid to Landlord by Tenant within ten (10) days of Landlord's demand therefor.

      11. Insurance. The provisions of Section 17.2(b)(ii) are hereby deleted from the Lease.

      12. Repairs. The last sentence of Section 19.1(b) is hereby deleted from the Lease.

      13. Damage or Destruction. Effective on the Extension Term Commencement Date, Section 30.4 is hereby deleted and the following is substituted in lieu thereof:

            Notwithstanding anything to the contrary contained herein, if the Building or the premises shall be substantially damaged or destroyed by fire or other cause at any time during the last two(2) years of the Extension Term or the Second Extension Term, then either Landlord or Tenant may cancel this Lease upon notice to the other party given within sixty (60) days after such damage or destruction.

      14. Notices.

            (a) The notice parties and addresses for Landlord set forth in
Section 33.1 of the Lease are hereby deleted, and the following is substituted in lieu thereof:

                  If to Landlord:

                  Forest City Jay Street Associates, L.P.
                  c/o Forest City Ratner Companies
                  One Metrotech Center North, 11th Floor
                  Brooklyn, New York 11201

                  With copies to:

                  Forest City Ratner Companies
                  One Metrotech Center North, 11th Floor
                  Brooklyn, New York 11202
                  Attention: General Counsel

                  Forest City Enterprises, Inc.
                  1100 Terminal Tower
                  50 Public Square
                  Cleveland, Ohio 44113
                  Attention: Geralyn Presti, Esq.

                  Arent Fox Kintner Plotkin & Kahn, PLLC
                  1675 Broadway
                  New York, New York 10019
                  Attention: Marc Rauch, Esq.

            (b) The notice parties and addresses for Tenant set forth in Section
33.1 of the Lease are hereby deleted, and the following is substituted in lieu thereof:

                  If to Tenant:

                  The Bear Stearns Companies Inc.
                  One MetroTech Center North
                  Brooklyn, New York 11201
                  Attn:  Mr. James K. Lang

                  With a copy to:

                  The Bear Stearns Companies Inc.
                  383 Madison Avenue
                  New York, New York  10179
                  Attn:  James E. Raved, Esq.

                  Stroock & Stroock & Lavan LLP
                  180 Maiden Lane
                  New York, NY  10038
                  Attention: Jacob Bart, Esq.

      15. Extension of Term. Article 34 is hereby deleted from the Lease and the following substituted in lieu thereof:

                                   ARTICLE 34

                                EXTENSION OF TERM

                  34.1 (a) Tenant shall have the right to extend the Term for an additional period (the "Second Extension Term") of ten (10) years commencing on July 1, 2024 (the "Second Extension Term Commencement Date") and ending on June 30, 2034 (the "Second Extension Term Expiration Date") upon the same terms and conditions as provided in this Lease for the Extension Term, except that the Fixed Rent shall be adjusted as provided in Section 34.2, the provisions of Paragraph 5(a) of the Second Amendment shall be deleted, the provisions of Paragraph 6 of this Second Amendment shall be deleted, Landlord shall have no obligation to perform any work in the premises or the Building to prepare the premises for Tenant's occupancy during the Second Extension Term, Tenant shall not be entitled to any work allowance, and Tenant shall have no further right to extend the Term. The right to extend the Term for the Second Extension Term may be exercised with respect to a. the entire premises, or b. less than the entire premises provided that i. such extension shall include at least fifty percent (50%) of the Office Space and shall be for full floors which are contiguous (the "Extension Floors"), ii. with respect to the Below Grade Space and the Messenger Center, Tenant may include all of each such space but may not take portions of any such space, and iii. with respect to any portion of the premises for which the Term is not extended, this Lease shall on the expiration of the Extension Term terminate and all provisions hereof with respect to the termination of this Lease and the expiration of the Term shall apply thereto, including any restoration requirements with respect to such space.

                        (b) The right to extend the term is subject to the
            following:

                              (i) Tenant shall give Landlord notice (the
                  "Extension Notice") of its election to extend the Term for the Second Extension Term at least eighteen (18) months prior to the Expiration Date of the Extension Term, which notice shall specify whether Tenant has elected to extend the Term with respect to the entire premises or less than the entire premises, and if Tenant desires to exercise the right to extend with respect to less than the entire premises, a description of the space desired;

                              (ii) Tenant shall not be in default (beyond any
                  applicable grace or cure periods) under this Lease as of the time of the giving of the Extension Notice; and

                              (iii) Tenant and its Affiliates shall be in actual
                  occupancy of not less than fifty percent (50%) of the Office Space (or if Tenant desires to exercise the right to extend with respect to less than the entire premises, fifty percent (50%) of the premises desired) as of the time of the giving of the Extension Notice and the Second Extension Term Commencement Date; or if Tenant and its Affiliates shall not be in actual occupancy of at least fifty percent (50%) of the Office Space (or the desired space) as of the time of the giving of the Extension Notice, an officer of Tenant at or above the level of Senior Managing Director and with responsibility for financial matters or real estate shall certify to Landlord that Tenant and its Affiliates shall, upon the Second Extension Term Commencement Date, occupy at least fifty percent (50%) of the Office Space (or the desired space).

                  34.2 If Tenant shall elect to extend the Term for the Second
            Extension Term, the Fixed Rent payable during the Second Extension Term shall be an amount per annum equal to ninety-five (95%) percent of the fair market rent nine (9) months prior to the Second Extension Term Commencement Date, which fair market rent shall be determined for the entire premises or for the Extension Floors, the Below Grade Space and the Messenger Center, as applicable, but in no event shall be less than Thirty Dollars ($30) per rentable square foot for the Office Space or Thirteen Dollars ($13) per rentable square foot for the Below Grade Space or the Messenger Center, it being understood and agreed that separate determinations of the fair market rent will be made for the Office Space, the Below Grade Space and the Messenger Center.

                        (a) The "fair market rent" shall mean the going rate of
            fixed annual rent for comparable office space, below grade space or messenger center space, giving due consideration to location, size and the interior construction and fittings in the premises, any brokerage commissions which may or may not be payable, the fact that Taxes and Operating Expenses are paid on a net basis, that Landlord shall not be obligated to perform work to prepare the premises for Tenant's occupancy, that Tenant shall not be entitled to any work allowance and that Tenant shall not be entitled to any credit against the Fixed Rent. Landlord and Tenant shall in good faith attempt to arrive at an agreement as to the fair market rent as soon as possible after Tenant gives the Extension Notice. In the event that the fair market rent has not been agreed upon by Landlord and Tenant nine (9) months prior to the Second Extension Term Commencement Date, then upon the written request of either Landlord or Tenant the determination shall be submitted to arbitration in accordance with the provisions of
            Article 35 hereof. In the event that such arbitration shall not have been finally determined prior to the Second Extension Term Commencement Date, Tenant shall pay Thirty Dollars ($30.00) per rentable square foot for the Office Space and Thirteen Dollars ($13.00) per rentable square foot for the Below Grade Space until such determination is made. If the Fixed Rent determined by the arbitrators to be payable shall be greater than that paid by Tenant prior to the final determination of such arbitration, Tenant shall within thirty (30) days after such final determination pay to Landlord the amount of the deficiency plus interest on the deficiency at the Interest Rate. If the Fixed Rent determined by the arbitrators to be payable shall be less than that paid by Tenant prior to the final determination of such arbitration, Landlord shall credit any overpayment against the next installments of Fixed Rent, with interest on the overpayment at the Interest Rate.

                  34.3 If this Lease is extended for the Second Extension Term,
            Landlord or Tenant may request that the other party hereto execute a certificate in form reasonably satisfactory to the parties setting forth the exercise of Tenant's right to extend the term of this Lease, the Second Extension Term Expiration Date and the Fixed Rent.

                  34.4 If Tenant exercises its right to extend the Term for the
            Second Extension Term pursuant to this Article 34, the phrases "the Term", "the term of this Lease" or "the term hereof" as used in this Lease, shall be construed to include, when practicable, the Second Extension Term.

      16. Definitions. Section 36.1(b) and Section 36.1(h) are hereby deleted from the Lease and the following is substituted in lieu thereof:

            (b) "Interest Rate" shall refer to two percent (2%) plus the prime commercial lending rate of J.P. Morgan Chase (or any successor thereto) from time to time in effect for ninety (90) day unsecured loans.

            (h) "Project" shall mean (i) the project known as "Metrotech,", a commercial, academic and high technology office complex covering approximately sixteen (16) acres in Downtown Brooklyn as shown on Exhibit R annexed hereto and made a part hereof, and (ii) 340 Jay Street (also known as 12 Metrotech Center).

      17. Miscellaneous Clauses.

            (a) Tenant and Landlord acknowledge that the provisions of Section
40.10 of the Lease shall be of no force and effect during the Extension Term and (if applicable) the Second Extension Term.

            (b) Section 40.12 is hereby deleted from the Lease.

      18. Elevator Renovations.

            (a) Landlord, at Landlord's election , at Landlord's expense and upon not less than ninety (90) days prior notice to Tenant, shall have the right to perform mechanical and/or decorative renovations to any or all of the passenger elevators serving the premises. Landlord's notice shall be accompanied by (i) copies of the most detailed plans and specifications then available for the elevator renovation work to be undertaken by Landlord, and (ii) a projected schedule for the elevator renovations. Landlord shall perform and complete any such elevator renovations with reasonable diligence and using reasonable efforts not to interfere with the conduct of business of Tenant or its Affiliates, or the conduct of business of any Service Entities or any permitted subtenants.

            (b) Tenant acknowledges that during performance of the elevator renovations referred to in Paragraph 18(a), passenger elevators will be taken out of service from time to time and that from time to time normal elevator service will be disrupted; provided, however, that (i) no passenger elevators will be taken out of service permanently, (ii) no more than one (1) passenger elevator will be taken out of service at any one time during Business Hours,
(iii) no more than three (3) passenger elevators will be taken out of service at any one time during any time other than Business Hours, and (iv) upon the completion of such elevator renovation work, the quality of service provided by the passenger elevators serving the premises (as determined by industry standard traffic study methodology) shall be equal to or better than the quality of service provided by such elevators on the date hereof. Notwithstanding anything to the contrary in Sections 8.3, 10.1, 10.2, 10.5, 19.3 or any other applicable provision of the Lease, Landlord shall not, in connection with the elevator renovations, be subject to exercise of self-help rights by Tenant or to liability to Tenant of any kind, whether in the form of rent abatements, offsets, damages or otherwise.

      19. City Incentives.

            (a) Landlord and Tenant acknowledge and agree that Tenant is presently negotiating certain agreements (which agreements shall be acceptable to Tenant in its sole discretion) with the Deputy Mayor for Economic Development and Rebuilding and/or the New York City Economic Development Corporation (and/or other agencies or instrumentalities of New York City) which are necessary in order to implement the conversion of certain New York State and/or New York City sales tax exemptions which Tenant or an Affiliate of Tenant is presently eligible for into real estate tax abatements or tax exemptions (or other benefits) benefiting Tenant or an Affiliate of Tenant at the Premises and/or at the building known as 383 Madison Avenue, New York, New York (such real estate tax abatements or tax exemptions or other benefits are hereinafter referred to as the "City Incentives" and such agreements are hereinafter referred to as the "Incentives Agreements"). Tenant shall use good faith diligent efforts to complete the Incentives Agreements and to file and prosecute any applications which are necessary in connection therewith.

            (b) Landlord shall afford reasonable, good faith cooperation to Tenant in connection with Tenant's efforts to fulfill its obligations pursuant to the last sentence of Paragraph 19(a) and Tenant's efforts otherwise to secure implementation of the City Incentives, provided, that Landlord shall not be obligated to incur any costs (including without limitation reasonable attorneys fees and disbursements), incur any losses or subject itself to potential liability thereby. Landlord's reasonable, good faith cooperation shall extend to
(i) the execution of applications and related documents which have been prepared by Tenant and which are necessary in Tenant's reasonable judgment in order for Tenant to obtain and secure implementation of the City Incentives, (ii) the passing through to Tenant of any reductions in PILOT or Taxes (as such terms are defined in the Ground Lease) that are being granted to Landlord solely in order to implement the City Incentives on Tenant's behalf, (iii) the execution of any amendments to the Ground Lease, amendments to the Lease and supplemental agreements with agencies or instrumentalities of New York City which are necessary in order to implement the City Incentives on Tenant's behalf, (iv) the exercise by Landlord of commercially reasonable, diligent efforts to obtain amendments to space leases in the Building which are necessary in order to implement the City Incentives on Tenant's behalf, (v) if it is impractical to implement the City Incentives on Tenant's behalf by means of one or more of the methods described in the foregoing subsections (i) through (iv), the exercise by Landlord of commercially reasonable, diligent efforts to convert the Building to condominium (or similar) form of ownership sufficient to implement the City Incentives on Tenant's behalf, and (vi) the exercise by Landlord of commercially reasonable, diligent efforts to obtain any third party (e.g. lender) consents or approvals which may be necessary in connection with any of the foregoing. Tenant shall pay Landlord's reasonable costs of affording Tenant any or all of the foregoing reasonable, good faith cooperation (which costs shall include, without limitation, reasonable attorneys fees and disbursements) within thirty (30) days after receipt of Landlord's invoices therefor.

            (c) Tenant shall notify Landlord that Tenant has completed the Incentives Agreements with reasonable promptness after the completion thereof.

      20. Brokerage. Landlord and Tenant each represents and warrants to the other that it has not dealt with any real estate broker, finder or like agent other than Insignia/ESG, Inc. and Ascot Brokerage, Ltd. (the "Brokers") in connection with this Second Amendment and the transactions contemplated hereby, and each agrees to indemnify, defend and hold the other harmless from and against any and all loss, costs, damage and expense, including, without limitation, reasonable attorneys' fees and disbursements, incurred by the other by reason of any claims of, or liability to, any broker other than the Brokers who shall claim to have dealt with it in connection with this Second Amendment or the transactions contemplated hereby. Landlord shall pay the Brokers pursuant to separate agreements. This Paragraph 20 shall survive the expiration or earlier termination of the Lease.

      21. Certain Tax and Other Benefits; Participation in Net Proceeds of Sale or Refinancing

            (a) Without limiting anything contained in the 2001 Letter Agreement or that certain Tenant Estoppel Certificate dated as of November 8, 1991, Tenant and Landlord acknowledge and agree that effective July 30, 2001 the provisions of Paragraph 6 of the 1991 Letter Agreement relating to admission of Tenant as a limited partner of Landlord in order to provide certain tax and other benefits to Tenant were deleted from the Lease, and that thereafter the same have had, and will continue to have, no further force or effect.

            (b) Notwithstanding anything to the contrary in the Lease, commencing on the Effective Date of this Second Amendment, the Lease shall be deemed amended to include a new Article 41 (presently annexed to the 1991 Letter Agreement as Schedule 3), provided that said Article 41 shall be deemed amended as follows:

                  (i) The final two sentences of Section 41.1 shall be deemed deleted and the following shall be substituted in lieu thereof:

                        Tenant's Participation shall be effective only during
                  the period commencing on the Effective Date of the Second Amendment and ending on June 30, 2014 (the "Participation Period").

                  (ii) Section 41.2 shall be deemed deleted and the following shall be substituted in lieu thereof:

                        Tenant's Participation shall be effective only with
                  respect to a Disposition effectuated during the Participation Period and, subject to the provisions of this Section 41.2, this right shall terminate and be of no further force and effect after a sale of all of the Building or Landlord's interest in the Ground Lease or the ownership interest in Landlord to any third party by Forest City Jay Street Associates other than to any of Landlord's Participation Parties or, if a sale is for only a portion of the Building or such interests, then Tenant's Participation shall terminate with respect to the portion of the Building or the interest which is the subject of such Disposition. If a contract for a Disposition which is a sale or transfer or a commitment letter or loan agreement with respect to a Disposition which is a financing shall be executed and delivered during the Participation Period then, notwithstanding the fact that the closing of said Disposition shall occur after the expiration of the Participation Period, Tenant shall nevertheless be entitled to, and Landlord shall pay, Tenant's Participation and Tenant's right to receive payment for Tenant's Participation with respect to such Disposition shall survive the Participation Period. Notwithstanding anything to the contrary contained in this Article 41, if there is a Disposition to any Landlord's Participation Party, Tenant shall be entitled to Tenant's Participation with respect to such Disposition (an "Affiliate Participation"), and the transferee with respect to such Disposition (the "Transferee Party") shall be bound by the provisions of this Article, and with respect to any subsequent Disposition by such Transferee Party, Tenant shall be entitled to Tenant's Participation with respect thereto and Landlord's Costs and Landlord's Equity shall be determined as if such Affiliate Participation had not occurred.

                  (iii) Section 41.4 shall be deleted and the following shall be substituted in lieu thereof:

                        As soon as practicable after the end of each fiscal year
                  of Landlord occurring in whole or in part during the Participation Period, and, in any event, within one hundred fifty (150) days after the end of such fiscal year, Landlord shall deliver to Tenant annual financial statements of the operations of Landlord certified by the chief operating officer or managing general partner of Landlord or the designee of such chief operating officer or managing general partner or, to the extent audited financial statements have been prepared, the audited financial statements.

                  (iv) The first sentence of Section 41.5 shall be deleted and the following shall be substituted in lieu thereof:

                        As soon as practicable after the end of each fiscal year
                  of Landlord occurring in whole or in part during the Participation Period, and, in any event, within one hundred fifty (150) days after the end of such fiscal year, Landlord shall deliver to Tenant a statement in reasonable detail setting forth Landlord's Equity which statement shall include a determination of Landlord's Costs and shall be certified by the chief operating officer or managing general partner of Landlord or the designee of such chief operating officer or managing general partner.

      22. Miscellaneous.

            (a) Tenant hereby confirms (i) that the Lease is in full force and effect and has not been modified or amended except as herein provided, (ii) that to the best of Tenant's knowledge, Landlord is not now in default under the Lease beyond applicable notice and grace periods, and that Tenant knows of no event which, with notice or the passage of time or both would constitute such a default, and (iii) that Tenant has made no demand against Landlord and has no present right to make such a demand with respect to charges, liens, defenses, counterclaims, offsets, claims or credits against the payment of Rent or the performance of Tenant's obligations under the Lease, except as permitted by the terms and provisions of this Lease.

            (b) As modified by this Second Amendment, the Lease and all covenants, agreements, terms, provisions and conditions thereof shall continue in full force and effect and Landlord and Tenant hereby ratify and confirm the covenants, agreements, terms, provisions and conditions thereof.

            (c) Landlord and Tenant, each upon request of the other, at any time and from time to time hereafter and without further consideration, shall execute, acknowledge and deliver to the other any instruments or documents, or take such further actions, as shall be reasonably required or as may be necessary to assure each party the full benefits of this Second Amendment.

            (d) This Second Amendment shall not be binding upon or enforceable against either party unless and until a fully executed counterpart of this Second Amendment shall have been unconditionally delivered to Tenant.

            (e) This Second Amendment supersedes all prior discussions and correspondence between the parties and supersedes any and all prior understandings between the parties concerning the subject matter of this Second Amendment. All prior and contemporaneous agreements, if any, between Landlord and Tenant with respect to the subject matter of this Second Amendment are merged into this Second Amendment, which shall constitute the complete, final and entire agreement of the parties with respect the subject matter. Neither party shall be bound by any terms, covenants, conditions or representations not expressly contained herein.

            (f) This Second Amendment may not be waived or changed orally, and may be amended only by an agreement in writing signed by the party against whom enforcement of any such change is sought.

            (g) Landlord and Tenant acknowledge and agree that this Second Amendment has been drafted jointly by the parties and that this Second Amendment shall be construed without regard to any presumption or other rule requiring construction against the party causing this Second Amendment to be drafted.

            (h) This Second Amendment shall be binding upon and inure to the benefit of (i) Landlord, and the officers, employees, agents, directors partners, successors and assigns of Landlord, and (ii) Tenant, and the officers, employees, agents, directors, partners, successors stockholders, successors and permitted assigns of Tenant.

            (i) This Second Amendment shall be interpreted and enforced in accordance with the laws of the State of New York applicable to negotiated agreements executed and to be performed fully therein.

            (j) This Second Amendment may be executed in counterparts.

                            [signature page follows]

            IN WITNESS WHEREOF, the parties to this Second Amendment have caused this Second Amendment to be executed as of the day and year first above written.

                                    LANDLORD:

                                    FOREST CITY JAY STREET ASSOCIATES, L.P.

                                    By: RRG B.U.G. Associates, L.P.
                                        General Partner

                                        By: RRG B.U.G. Inc.,
                                            General Partner


                                            By:
                                                -------------------------------
                                                Bruce C. Ratner, President

                                    TENANT:

                                    THE BEAR STEARNS COMPANIES, INC.


                                    By:
                                        ---------------------------------------
                                        Samuel L. Molinaro, Jr.
                                        Executive Vice President/CFO